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                                                    EXHIBIT 10(n)


Mr. Donald M. Clements, Jr.
6355 Wayside Drive
Beaumont, Texas  77707


August 19, 1994


 Dear Don:


 This is to confirm your acceptance of our offer of employment as Senior Vice President, Corporate Development of the American Electric Power Service Corporation, effective September 1, 1994 or as soon thereafter as you are able to begin work. You will report to me in this position.

 Among other duties that may be assigned, you will be responsible for exploring and securing new business opportunities for the AEP System. This may include possible alliances or combinations within the utility industry, non-traditional arrangements with major customers, and the deployment of our extensive engineering expertise in new ventures.

 Your starting salary will be $170,000 a year and reviewed on an annual basis. You will be entitled to 20 days of vacation annually beginning in 1995 and assigned a company car for business and personal use. Subject to their specific terms, including Board approval as necessary, you will be eligible for our Management Incentive Compensation Plan (MICP) upon hire, and our Performance Share Incentive Plan (PSIP) beginning January 1, 1995.

 The MICP presently has an annual target award of 25% of base salary for your position, 100% of which will be based on Corporate Performance under the Plan. Actual awards may range from 0 to 150% of target and are paid as soon after year-end results are confirmed. If you join the Company prior to October 1, 1994, you will receive a pro-rata award for 1994.

 The PSIP for your position presently provides an annual award of 25% of your base salary converted to AEP share units at market value. Those units are subsequently multiplied from 0 to 200% to establish actual awards based on comparative three year Total Shareholder Return. Dividends are credited during the performance period and converted to equivalent performance share units.

 PSIP payments are made annually at the end of each three year performance cycle based on then share market value. The Board determines whether payment will be in cash, AEP stock, or a combination of both. If in stock, the Board may require its retention for an indefinite period. At the end of your first and second calendar years of employment you will be eligible for transition performance awards of one-third and two-thirds respectively, of the three-year performance award that is made for that year.

 As exceptions to our relocation expense reimbursement program, details of which will be separately provided to you, we will provide you a furnished apartment until May 1, 1995, pending relocation of your family when school is out next spring. We will gross-up for the effect of income tax on this housing. We will further provide you a $5,000 payment to cover miscellaneous relocation expenses, also grossed-up for tax.

 We will recognize all of your employment with Gulf States Utilities as if credited service under the American Electric Power pension plan. Your pension when you retire at any time after vesting will be based on your actual service at retirement plus such credited service, as if you had been continuously employed for the combined period. It will be paid in two parts that actually earned through AEP service and the credited service supplement, offset by the dollar amount of any retirement benefits you are entitled to receive from Gulf States.

 You will be eligible under their terms and conditions for all other benefit programs and perquisites appropriate to your position and status as an employee and officer of the AEP Service Corporation.

 Our Human Resources Department will send you documents describing our benefit plans and other appropriate informational material by separate cover. This will include information regarding our relocation policy and relocation assistance. They will also request certain information to expedite the employment process and to comply with applicable law.

 As this offer is contingent on your successful completion of a pre-employment physical, they will advise you of the procedures to accomplish that as soon as possible.

 Don, we are very pleased that you will be joining the AEP System and I am personally delighted at the opportunity to be working with you again.

 Sincerely,

 /s/E. Linn Draper, Jr.

 E. Linn Draper, Jr.